Consent of Independent Registered Public Accounting Firm


     As independent public accountants, we hereby consent to the use of our report incorporated by reference herein dated January 28, 2005 on the financial statements of the TANAKA Growth Fund as of November 30, 2004 and to the references to our firm under the heading "Financial Highlights" in the prospectus and under the heading of "Accountants" the Statement of Additional Information.



Cohen McCurdy, Ltd.
Westlake, Ohio
March 30, 2005

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            Consent of Independent Registered Public Accounting Firm


     As independent public accountants, we hereby consent to the references to our firm included in or made a part of this Post-Effective Amendment No. 7 to TANAKA Growth Fund's Registration Statement on Form N-1A (File No. 333-47207), including the reference to our firm under the heading "Financial Highlights" in the Prospectus.



McCurdy & Associates CPA's, Inc.
Westlake, Ohio
March 29, 2005